                                                                    EXHIBIT 99.1

        IDEX REPORTS DOUBLE DIGIT GROWTH IN SALES AND EARNINGS FOR 2005; FOURTH QUARTER ORGANIC GROWTH OF 10% AND 27% INCREASE IN NET INCOME

NORTHBROOK, IL, JANUARY 26-IDEX CORPORATION (NYSE: IEX) today announced its financial results for the three- and twelve-month periods ended December 31, 2005. Orders in the fourth quarter were up 9 percent, sales increased 8 percent and net income rose 27 percent to $28.7 million. Diluted earnings per share were 54 cents versus 43 cents in the year-ago quarter. For the full year 2005, orders and sales both increased 12 percent and diluted earnings per share were $2.09, up 24 percent versus 2004.

2005 HIGHLIGHTS

     - Orders for 2005 were $1.057 billion, 12 percent higher than a year ago; excluding foreign currency translation and acquisitions, organic growth was 10 percent.

     - Full year sales of $1.043 billion rose 12 percent; excluding foreign currency translation and acquisitions, organic sales growth was 10 percent.

     - Operating margins at 17.5 percent were 140 basis points higher than a year ago.

     -    Net income increased 27 percent to $109.8 million.

     -    Diluted EPS at $2.09 was 41 cents ahead of last year.

     - EBITDA of $213.3 million was 20.4 percent of sales and covered interest expense by nearly 15 times.

     -    Free cash flow was strong at $121.2 million and 1.1 times net income.

     - Operational excellence initiatives continue to fuel product innovation to drive growth.

"We are delighted with our results for the fourth quarter and full year 2005. For the year, our business units again delivered -- with double digit increases in orders, sales, and net income as well as strong cash flow. All three business segments generated organic sales growth and continued operating margin expansion as a result of our operational excellence and new product and market initiatives. The organic sales growth during the fourth quarter was led by Engineered Products at 15 percent. Organic sales growth in Pump Products was 10 percent, while growth in Dispensing Equipment was 2 percent. Within Dispensing, demand remained strong in North America, partially offset by the impact of continued unfavorable market conditions in Europe. Moving into 2006, we remain focused on driving continuous process improvement, new product innovation, and stretch thinking to better respond to our customers and deliver sustained, profitable growth."

                                        Lawrence D. Kingsley
                                        President and Chief Executive Officer

2005 FINANCIAL HIGHLIGHTS
(In millions, except per share amounts and percentages)

                                           YEAR ENDED DECEMBER 31
                                         --------------------------
                                           2005      2004    Change
                                         --------   ------   ------
ORDERS WRITTEN                           $1,057.0   $942.4     12%
SALES                                     1,043.3    928.3     12
OPERATING INCOME                            182.8    149.4     22
OPERATING MARGIN                             17.5%    16.1%   140bp
NET INCOME                               $  109.8   $ 86.4     27%
DILUTED EPS                                  2.09     1.68     24

OTHER DATA
   Income before Taxes                   $  168.9   $133.9     26%
   Depreciation and Amortization             30.0     30.9     (3)
   Interest                                  14.4     14.8     (2)
   EBITDA                                   213.3    179.6     19
   Cash Flow from Operating Activities      144.2    142.3      1
   Capital Expenditures                      23.0     21.1      9
   Free Cash Flow                           121.2    121.2     --

2005 ORDERS, SALES, NET INCOME AND EPS AHEAD OF LAST YEAR

New orders for the year totaled $1.057 billion, 12 percent higher than last year. Excluding the impact of foreign currency translation and acquisitions, orders were 10 percent higher in 2005 than in 2004.

Sales for 2005 increased 12 percent to $1.043 billion. Excluding the impact of foreign currency translation and acquisitions, organic growth was 10 percent. Organic growth was 12 percent domestically and 7 percent internationally. Sales to international customers represented approximately 43 percent of total sales for 2005 versus 44 percent last year.

For the year, operating margins were 17.5 percent, 140 basis points higher than the 16.1 percent reported in the prior year. This improvement reflects a 60 basis point improvement in gross margin to 40.6 percent, resulting mainly from volume leverage and the company's global sourcing and operational excellence initiatives. Selling, general and administrative (SG&A) expenses as a percent of sales of 23.1 percent decreased by 80 basis points from 2004. Higher total SG&A expenses reflect acquisitions, volume-related expenses, and reinvestment in the business to drive organic growth.

Net income of $109.8 million increased 27 percent compared to 2004. Diluted earnings per share of $2.09 rose 41 cents, or 24 percent, from the $1.68 per share recorded in 2004.

FOURTH QUARTER FINANCIAL HIGHLIGHTS
(In millions, except per share amounts and percentages)

                                                    FOR THE QUARTER ENDED
                                         -------------------------------------------
                                           DECEMBER 31                 September 30
                                         ---------------             ---------------
                                          2005     2004    Change     2005    Change
                                         ------   ------   ------    ------   ------
ORDERS WRITTEN                           $259.5   $238.8      9%     $258.9     --%
SALES                                     261.5    242.6      8       257.9      1
OPERATING INCOME                           47.3     38.3     23        46.6      1
OPERATING MARGIN                           18.1%    15.8%   230bp      18.1%    --bp
NET INCOME                               $ 28.7   $ 22.7     27%     $ 28.5      1%
DILUTED EPS                                0.54     0.43     26        0.54     --

OTHER DATA
   Income before Taxes                   $ 44.2   $ 34.3     29%     $ 43.2      2%
   Depreciation and Amortization            7.1      7.6     (7)        7.2     (1)
   Interest                                 3.2      3.9    (17)        3.5    (10)
   EBITDA                                  54.5     45.8     19        53.9      1
   Cash Flow from Operating Activities     42.2     48.1    (12)       48.7    (13)
   Capital Expenditures                     5.8      6.3     (7)        5.3     10
   Free Cash Flow                          36.4     41.8    (13)       43.4    (16)

Q4 ORDERS, SALES, NET INCOME AND EPS UP YEAR-OVER-YEAR

New orders in the quarter totaled $259.5 million, 9 percent higher than the same period in 2004. Excluding the impact of foreign currency translation, orders were up 11 percent as foreign currency rates had a negative impact of 2 percent. As of December 31, 2005, the company had an unfilled order backlog of just over one month's sales.

Sales in the fourth quarter of $261.5 million rose 8 percent from the prior year period. Excluding the impact of foreign currency translation, organic growth was 10 percent. Organic growth was 13 percent domestically and 6 percent internationally during the quarter. Sales to international customers represented 42 percent of total sales for the fourth quarter of 2005 versus 43 percent in the year-ago quarter.

Fourth quarter 2005 operating margin of 18.1 percent of sales was 230 basis points higher than the fourth quarter of 2004. Fourth quarter 2005 gross margin of 40.6 percent of sales was 100 basis points higher than last year's fourth quarter. This improvement reflects volume leverage and savings realized from the company's operational excellence and global sourcing initiatives. SG&A expenses as a percent of sales decreased 130 basis points from the fourth quarter of 2004 to 22.5 percent. Total SG&A expenses increased due primarily to higher volume.

Net income of $28.7 million increased 27 percent over the fourth quarter of 2004. Diluted earnings per share of 54 cents improved 11 cents from the fourth quarter of 2004.

Q4 SEGMENT RESULTS

Pump Products sales in the fourth quarter of $157.5 million reflected 10 percent organic growth. Operating margin of 19.5 percent represented a 220 basis point improvement compared with the fourth quarter of 2004.

Dispensing Equipment sales of $42.4 million in the fourth quarter reflected 2 percent organic growth. Operating margin of 19.1 percent represented a 290 basis point improvement compared with the fourth quarter of 2004.

Sales of Other Engineered Products during the fourth quarter of $62.8 million reflected 15 percent organic growth. Operating margin of 25.7 percent represented a 240 basis point improvement compared with the fourth quarter of 2004.

For the full year, the Pump Products Group contributed 59 percent of sales and 54 percent of operating income; the Dispensing Equipment Group accounted for 18 percent of sales and 19 percent of operating income; and Other Engineered Products represented 23 percent of sales and 27 percent of operating income.

STRONG FINANCIAL POSITION

IDEX ended the year with total assets of $1.244 billion and working capital of $194.2 million. Total debt was $158.4 million at December 31, 2005. Free cash flow (cash flow from operating activities less capital expenditures) for 2005 was $121.2 million. EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $213.3 million (20.4 percent of sales) and covered interest expense by nearly 15 times.

ACQUISITION OF AIRSHORE INTERNATIONAL

In a strategic expansion of our Hale Products business, on January 12, 2006, IDEX acquired the assets used to conduct the Airshore International business of Direct Equipment West, Ltd. Revenue in 2005 for Airshore was approximately $5 million. Based in British Columbia, Canada, the Airshore business provides stabilization struts for collapsed buildings and vehicles, high and low pressure lifting bags and forcible entry tools for the fire and rescue markets. Commenting on the acquisition, Kingsley said, "Airshore brings expanded capability to our global fire and rescue platform, at a time when both natural and manmade disasters are increasing the need for shoring solutions worldwide."

PROGRESS CONTINUES ON OPERATIONAL EXCELLENCE AND INNOVATION INITIATIVES

"We're driving operational excellence and innovation to better serve the needs of our increasingly global and exacting customer base," Kingsley said. "Our more holistic approach to operational management, particularly the use of our new mixed model manufacturing and business process tools, will enable us to reduce lead times and cost, improve efficiency and leverage our plant investment.

"We're pleased with our progress applying these more advanced tools," Kingsley continued. "Our margin expansion is evidence that our operational excellence strategy is working. Fourth quarter operating margin improved to 18.1 percent, 230 basis points ahead of last year's fourth quarter. Full year savings from our operational excellence tools of Lean and Six Sigma were $10.2 million, while the net savings from our global sourcing initiatives totaled $12.9 million, an improvement of 25 percent over prior sources.

"At the same time," Kingsley said, "as an engineered products company, we continue to use the leverage from our operational excellence discipline to fuel innovation and organic growth opportunities. Our businesses are doing a good job of bringing new products to our existing markets and, increasingly, delivering breakthrough innovations that will enable us to dramatically expand our served markets and create new markets."

2006 OUTLOOK

"We are encouraged by our recent performance and remain focused on delivering consistent, sustainable sales and earnings growth," Kingsley said. "Our emphasis on new product innovation and continuous process improvement is clearly delivering top- and bottom-line growth. Our growth capability, coupled with our developing know-how for applying the most advanced mixed model manufacturing tools, will continue to enhance our ability to drive operating performance. As we move forward in 2006, we remain well positioned to meet our customers' emerging needs for applied engineering solutions anywhere in the world."

ADOPTION OF FAS 123R

Effective January 1, 2006, the company is adopting the provisions of Financial Accounting Standard 123R, "Shared-Based Payment," which requires the expensing of equity-based compensation programs. While the calculation of the anticipated impact is still under review, we expect an annual pre-tax expense of approximately $8.0 million, or 10 cents per diluted share on a net income basis.

CONFERENCE CALL TO BE BROADCAST OVER THE INTERNET

IDEX will broadcast its fourth quarter earnings conference call over the Internet on Thursday, January 26, 2006 at 1:30 p.m. CT. President and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Dominic Romeo will discuss the company's recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the presentation, which will be carried live on its Web site at www.idexcorp.com. Those who wish to listen should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct application at no charge. Investors also will be able to hear a replay of the call by dialing 800.642.1687 or 706.645.9291 using conference ID #3969023.

A NOTE ON EBITDA AND FREE CASH FLOW

EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures. Management uses these non-GAAP financial measures as internal operating metrics. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "management believes," "the company believes," "the company intends," and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and IDEX's results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

ABOUT IDEX

IDEX Corporation is the world leader in fluid-handling technologies for positive displacement pumps and metering products, dispensing equipment for color formulation, and other highly engineered products including fire suppression equipment, rescue tools and engineered band clamping systems. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX".

IDEX CORPORATION
ADD -6-

                                IDEX CORPORATION
                 CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                     FOURTH QUARTER ENDED    TWELVE MONTHS ENDED
                                                       DECEMBER 31, (A)       DECEMBER 31, (A)
                                                     --------------------   ---------------------
                                                       2005        2004        2005        2004
                                                     --------   ---------   ----------   --------
NET SALES                                            $261,529   $242,550    $1,043,275   $928,297
COST OF SALES                                         155,335    146,397       619,431    557,502
                                                     --------   --------    ----------   --------
GROSS PROFIT                                          106,194     96,153       423,844    370,795
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES           58,883     57,830       241,057    221,411
                                                     --------   --------    ----------   --------
OPERATING INCOME                                       47,311     38,323       182,787    149,384
OTHER INCOME (EXPENSE) - NET                               48       (135)          564       (743)
INTEREST EXPENSE                                        3,190      3,853        14,423     14,764
                                                     --------   --------    ----------   --------
INCOME BEFORE INCOME TAXES                             44,169     34,335       168,928    133,877
PROVISION FOR INCOME TAXES                             15,459     11,674        59,125     47,471
                                                     --------   --------    ----------   --------
NET INCOME                                           $ 28,710   $ 22,661    $  109,803   $ 86,406
                                                     ========   ========    ==========   ========
EARNINGS PER COMMON SHARE:
BASIC EARNINGS PER COMMON SHARE                      $    .55   $    .45    $     2.14   $   1.73
DILUTED EARNINGS PER COMMON SHARE                    $    .54   $    .43    $     2.09   $   1.68
                                                     ========   ========    ==========   ========
SHARE DATA:
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING       52,306     50,462        51,392     50,073
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING     53,492     52,099        52,576     51,348
                                                     ========   ========    ==========   ========

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                      DECEMBER 31,   DECEMBER 31,
                                                        2005 (A)       2004 (A)
                                                      ------------   ------------
ASSETS
   CURRENT ASSETS
      CASH AND CASH EQUIVALENTS                        $   77,290     $    7,274
      RECEIVABLES - NET                                   132,544        119,567
      INVENTORIES                                         126,576        126,978
      OTHER CURRENT ASSETS                                 11,091          7,419
                                                       ----------     ----------
         TOTAL CURRENT ASSETS                             347,501        261,238
   PROPERTY, PLANT AND EQUIPMENT - NET                    145,485        155,602
   GOODWILL                                               691,869        713,619
   INTANGIBLE ASSETS - NET                                 28,615         29,545
   OTHER NONCURRENT ASSETS                                 30,710         26,288
                                                       ----------     ----------
         TOTAL ASSETS                                  $1,244,180     $1,186,292
                                                       ==========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
   TRADE ACCOUNTS PAYABLE                              $   69,953     $   71,405
   DIVIDENDS PAYABLE                                        6,321          6,105
   ACCRUED EXPENSES                                        74,358         70,745
   SHORT-TERM OBLIGATIONS                                   2,664             --
                                                       ----------     ----------
         TOTAL CURRENT LIABILITIES                        153,296        148,255
   LONG-TERM DEBT                                         155,771        225,317
   OTHER NONCURRENT LIABILITIES                           112,103         99,115
                                                       ----------     ----------
         TOTAL LIABILITIES                                421,170        472,687
   SHAREHOLDERS' EQUITY                                   823,010        713,605
                                                       ----------     ----------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $1,244,180     $1,186,292
                                                       ==========     ==========

         SEE FOLLOWING PAGE FOR NOTES TO CONDENSED FINANCIAL STATEMENTS.


                                     -more-

IDEX CORPORATION
ADD -7-

                                IDEX CORPORATION
                COMPANY AND BUSINESS GROUP FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

                                       FOURTH QUARTER ENDED    TWELVE MONTHS ENDED
                                         DECEMBER 31, (A)        DECEMBER 31, (A)
                                       --------------------   ---------------------
                                          2005       2004        2005        2004
                                        --------   --------   ----------   --------
PUMP PRODUCTS
   NET SALES                            $157,454   $144,797   $  620,673   $542,336
   OPERATING INCOME (B)                   30,765     25,122      114,404     93,356
   OPERATING MARGIN                         19.5%      17.3%        18.4%      17.2%
   DEPRECIATION AND AMORTIZATION        $  3,719   $  3,997   $   15,797   $ 16,464
   CAPITAL EXPENDITURES                    2,967      4,133       13,758     13,968

DISPENSING EQUIPMENT
   NET SALES                            $ 42,434   $ 42,652   $  187,814   $170,198
   OPERATING INCOME (B)                    8,095      6,899       40,785     33,489
   OPERATING MARGIN                         19.1%      16.2%        21.7%      19.7%
   DEPRECIATION AND AMORTIZATION        $  1,357   $  1,398   $    5,210   $  5,616
   CAPITAL EXPENDITURES                      958        808        3,824      2,769

OTHER ENGINEERED PRODUCTS
   NET SALES                            $ 62,833   $ 56,117   $  238,992   $219,006
   OPERATING INCOME (B)                   16,161     13,068       56,682     47,120
   OPERATING MARGIN                         25.7%      23.3%        23.7%      21.5%
   DEPRECIATION AND AMORTIZATION        $  1,348   $  1,363   $    5,696   $  6,012
   CAPITAL EXPENDITURES                    1,717        742        4,357      3,204

COMPANY
   NET SALES                            $261,529   $242,550   $1,043,275   $928,297
   OPERATING INCOME                       47,311     38,323      182,787    149,384
   OPERATING MARGIN                         18.1%      15.8%        17.5%      16.1%
   DEPRECIATION AND AMORTIZATION (C)    $  7,110   $  7,614   $   29,965   $ 30,949
   CAPITAL EXPENDITURES                    5,840      6,292       22,994     21,097

(A) TWELVE MONTH DATA INCLUDES ACQUISITION OF SYSTEC (APRIL 2004) AND SCIVEX (MAY 2004) IN THE PUMP PRODUCTS GROUP AND DINGLEE (JULY 2004) IN THE OTHER ENGINEERED PRODUCTS GROUP FROM THE DATES OF ACQUISITION.

(B)  GROUP OPERATING INCOME EXCLUDES UNALLOCATED CORPORATE OPERATING EXPENSES.

(C)  EXCLUDES AMORTIZATION OF DEBT ISSUANCE EXPENSES.